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                          July 12, 1999


Board of Directors
United Tennessee Bankshares, Inc.
344 W. Broadway
Newport, Tennessee  37821-0247

      Re:  United Tennessee Bankshares, Inc. Management
           Recognition Plan and United Tennessee Bankshares,
           Inc. 1999 Stock Option Plan
           -------------------------------------------------
           Registration Statement on Form S-8

Gentlemen:

      We have acted as special counsel to United Tennessee Bankshares, Inc., a Tennessee corporation (the "Company"), in connection with the preparation of the Registration Statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to 203,665 shares of common stock, no par value (the "Common Stock") of the Company which may be issued pursuant to the United Tennessee Bankshares, Inc. Management Recognition Plan and the United Tennessee Bankshares, Inc. 1999 Stock Option Plan (together, the "Plans"), all as more fully described in the Registration Statement. You have requested the opinion of this firm with respect to certain legal aspects of the proposed offering.

      We have examined such documents, records and matters of law as we have deemed necessary for purposes of this opinion and based thereon, we are of the opinion that the Common Stock when issued pursuant to and in accordance with the terms of the Plans will be legally issued, fully paid, and nonassessable.

      We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to references to our firm included under the caption "Legal Opinion" in the Prospectus which is part of the Registration Statement.

                             Very truly yours,

                             Housley Kantarian & Bronstein, P.C.


                             By: /s/ James C. Stewart, Esquire
                                 -------------------------------
                                 James C. Stewart, Esquire